EXHIBIT 99.2

Analyst Inquiries:	Media Inquiries:
Elizabeth Williams	Andrew Jordan
ewilliams@wyndham.com	ajordan@wyndham.com
(214) 863-1389	(214) 863-1360

NEW TRADING SYMBOL FOR WYNDHAM INTERNATIONAL

Company Chooses WBR, in Recognition of Successful Wyndham ByRequest
Guest Recognition Program

Trading Opens Tomorrow on American Stock Exchange

DALLAS (Oct. 14, 2002) – Wyndham International, Inc. (NYSE:WYN), announced that effective at the opening of trading on Tuesday, Oct. 15, its common stock will be traded on The American Stock Exchange (AMEX) under the new symbol, WBR. WBR represents the brand’s unique guest recognition program, Wyndham ByRequest®, which has successfully driven customer loyalty by personalizing the guest experience.

Wyndham ByRequest is the first guest recognition program in the industry to focus on personalization instead of points, and encourages consumers to ask for items that enhance their hotel stay. There are no pre-qualifications to register; guests simply fill out a personal profile on www.wyndham.com, where they can choose from more than 300 options when selecting their food, beverage and leisure activity options, whether it may be a favorite bottle of wine or fruit plate in their room upon arrival.

Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Based in Dallas, Wyndham International owns, leases, manages and franchises hotels and resorts in the United States, Canada, Mexico, the Caribbean and Europe. For more information, visit www.wyndham.com. For reservations, call 800-WYNDHAM.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the

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New Trading Symbol for Wyndham International, Inc.

economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.

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